As filed with the Securities and Exchange Commission on January 22, 2001

                                          Registration Statement No. 333-_____



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           IMMTECH INTERNATIONAL, INC.
             (Exact name of Registrant as Specified in Its Charter)


                Delaware                               39-1523370
      (State or other jurisdiction                  (I.R.S. Employer
          of incorporation or                      Identification No.)
             organization)


                          150 Fairway Drive, Suite 150,
                          Vernon Hills, Illinois 60061
                                 (847) 573-0033
        (Address, Including Zip Code, and Telephone Number, Including
           Area Code, of Registrant's Principal Executive Offices)

                         T. Stephen Thompson, President
                          150 Fairway Drive, Suite 150,
                          Vernon Hills, Illinois 60061
                                 (847) 573-0033
     (Name, Address, Including Zip Code, and Telephone Number, Including
                       Area Code, of Agent for Service)

                                    Copy to:

                             John F. Fritts, Esq.
                          Cadwalader Wickersham & Taft
                                 100 Maiden Lane
                          New York, New York 10038-4892

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                       -------------------------

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                      --------------------------------------

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.







---------------------------------------------------------------------------------------
                             CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------

                                                             PROPOSED
                                             PROPOSED        MAXIMUM
                                              MAXIMUM        AGGREGATE       AMOUNT OF
 TITLE OF SHARES      AMOUNT TO BE        OFFERING PRICE     OFFERING      REGISTRATION
 TO BE REGISTERED      REGISTERED          PER SHARE(1)      PRICE(1)           FEE
---------------------------------------------------------------------------------------
Common Stock, par        584,250 shares      $10.3125      $6,025,078.10     $1,506.27
value $0.01 per
share
---------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the low bid and high asked prices of the common stock on the NASDAQ National Market System on January 16, 2001.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

=======--=======================================================================

                                   PROSPECTUS

                                 584,250 SHARES
      [LOGO]               IMMTECH INTERNATIONAL, INC.
                                  COMMON STOCK

                         ------------------------------

   Stockholders of Immtech International, Inc. (the "Company"), named under the caption "Selling Stockholders" may offer and sell up to 584,250 shares of the Company's common stock. The Company will receive no proceeds from the shares of common stock offered by this prospectus.

   INVESTING IN THE COMPANY'S COMMON STOCK IS RISKY. SEE "RISK FACTORS" ON PAGE
5.

   The Selling Stockholders may offer their shares at prevailing market prices in public transactions on the NASDAQ National Market System or in privately negotiated transactions. No period of time has been fixed within which their shares may be offered or sold.

   The Company's common stock is traded on the NASDAQ National Market System under the symbol "IMMT". The closing bid price of the Company's common stock on January 16, 2001, was $10.4375.

   The address of the Company's principal executive offices is 150 Fairway Drive, Suite 150, Vernon Hills, Illinois 60061, and the Company's telephone number is (847) 573-0033.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is January 22, 2001.

                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION..........................................1
THE COMPANY..................................................................2
   Strategy..................................................................3
   Pharmaceutical Products - Dications.......................................3
      Oral Drug Delivery.....................................................4
      Compound DB-289........................................................4
      Cryptosporidiosis Program..............................................4
      Anti-Fungal Program....................................................5
      Tuberculosis Program...................................................5
      Trypanosomiasis (African Sleeping Sickness) Program....................5
      Leishmaniasis Program..................................................5
      Cancer Program.........................................................6
      Grant From the Bill and Melinda Gates Foundation.......................6
   Biological Products.......................................................6
RISK FACTORS.................................................................6
   The Company is a Development Stage Company, and There is No
      Assurance that the Company will Successfully Develop a
      Commercially Viable Product............................................6
   The Company has a History of Losses and Accumulated Deficits.  The
      Company's Future Profitability is Uncertain............................7
   The Company's Latest Annual Report Contains a "Going Concern"
      Qualification..........................................................7
   The Company has a Need for Substantial Additional Funds...................7
   The Company's Advanced Product Candidates are in Early Stage
      Clinical Trials........................................................7
   There are Substantial Uncertainties Related to Clinical Trials............7
   The Company has had Possible Conflicts of Interests.......................8
   The Company has Limited Manufacturing Capability..........................8
   The Company is Dependent on Third Party Relationships.....................8
   The Company is Uncertain about its Ability to Protect or Obtain
      Necessary Patents and Proprietary Information..........................9
   The Company's Business has Significant Competition; The Company's
      Product Candidates May Become Obsolete prior to Commercialization
      Due to Alternative Technologies.......................................10
   There is No Assurance that the Company will Receive FDA Approval for any of its Product Candidates; Government Regulation May Impede,
      Delay or Prevent the Commercialization of the Company's Product
      Candidates............................................................10
   The Company is Dependent on Key Personnel................................11
   There is Uncertainty Regarding the Availability of Health Care
      Reimbursement for Purchasers of the Company's Anticipated
      Products; Health Care Reform May Negatively Impact the Ability of Prospective Purchasers of Potential Company Products to Pay for
      Such Products.........................................................11
   There is a Risk of Product Liability, and Uncertainty Regarding the
      Availability of Product Liability Insurance on Acceptable Terms.......11
   Disclosure Regarding Potential Future Acquisitions or Business
      Combinations..........................................................12
   Potential Adverse Effect of Shares Eligible for Future Sale..............12
   Potential Adverse Effect of Outstanding Common Stock Options and
      Warrants..............................................................12
   The Company Does Not Pay Dividends.......................................12
   The Market Price of the Company's Common Stock May Experience
      Significant Volatility................................................12
   There are Limitations on the Liability of the Company's Directors,
      and the Company may have to Indemnify its Officers and Directors in Certain Instances..................................................13
RECENT DEVELOPMENTS.........................................................13
FORWARD-LOOKING STATEMENTS..................................................14
USE OF PROCEEDS.............................................................14
SELLING STOCKHOLDERS........................................................15
PLAN OF DISTRIBUTION........................................................16
DESCRIPTION OF SECURITIES...................................................17
   General..................................................................17

   Common Stock.............................................................17
   Preferred Stock..........................................................17
   Registration Rights Agreements...........................................17
   Transfer Agent, Registrar and Warrant Agent..............................18
   Certain Provisions of the Delaware General Corporation Law...............18
REPORTS TO STOCKHOLDERS.....................................................19
SHARES ELIGIBLE FOR FUTURE SALE.............................................19
LEGAL MATTERS...............................................................19
EXPERTS.....................................................................19
GLOSSARY....................................................................20
PART II  INFORMATION NOT REQUIRED IN PROSPECTUS.............................22
SIGNATURES..................................................................25





YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE INFORMATION THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                       WHERE YOU CAN FIND MORE INFORMATION

   Immtech International, Inc., has filed a registration statement on Form S-3 with the Securities and Exchange Commission in connection with this offering. In addition, the Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents filed by the Company at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The Company's Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at "http//www.sec.gov." In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the NASDAQ National Market System, 1735 K Street, N.W., Washington, D.C. 20549, on which the Company's common stock is quoted.

   This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of Immtech International, Inc., the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

   The Securities and Exchange Commission allows the Company to "incorporate by reference" into this prospectus the information the Company files with it, which means that the Company can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Later information filed with the Securities and Exchange Commission will update and supersede this information.

   The Company incorporates by reference the documents listed below and any future filing made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is completed:

       Annual Report on Form 10-KSB for fiscal year ended March 31, 2000.
        Quarterly Report on Form 10-QSB for quarter ended June 30, 2000.
      Quarterly Report on Form 10-QSB for quarter ended September 30, 2000.

              You may request a copy of these filings, at no cost,
                          by contacting the Company at:

                           Immtech International, Inc.
                          150 Fairway Drive, Suite 150
                          Vernon Hills, Illinois 60061
                            Attention.: Gary C. Parks
                          Telephone No.: (847) 573-0033

                                   THE COMPANY

   AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE INFORMATION PROVIDED UNDER "RISK FACTORS." A GLOSSARY BEGINS ON PAGE 20 WHICH DEFINES VARIOUS TERMS USED IN THIS PROSPECTUS.

   Immtech International, Inc. (the "Company" or "Immtech"), a development stage enterprise, is a biopharmaceutical company focused on the discovery, development and commercialization of products for the treatment of patients afflicted with infectious diseases (such as fungal, parasitic, bacterial and viral diseases), compromised immune systems (such as HIV-infected persons), or cancer. Since formation in October, 1984, the Company has engaged in developing the research programs described in this Prospectus, recruiting outside directors, scientific advisors and key scientists, negotiating and consummating technology licensing agreements, as well as sponsoring various research and development activities. The Company follows a business strategy of utilizing the expertise and resources of third parties in a number of areas, including the conduct of laboratory research and preclinical and clinical trials, the manufacture of pharmaceutical and therapeutic compounds and products, and the execution of its corporate strategies, which may also include the marketing, sale and distribution of any products. The Company currently licenses several patents and patent applications and other technologies from third parties that are integral to the Company's products and business.

   The Company has two programs for developing new drugs, a pharmaceutical program and a biological program. The Company's pharmaceutical program is the Company's main program and focuses primarily on the development and commercialization of drugs to treat fungal, parasitic, bacterial and viral diseases. This program is based on a technology for the design of a class of pharmaceutical compounds referred to as dications, and is described in more detail below. The Company's biological program focuses on developing products for treating cancer and related diseases. The Company's biological program is focused on the development of a naturally occurring protein called modified C-reactive protein ("mCRP"). The protein, when used as a therapy in both animal studies and human clinical trials, stimulated the production of the body's immune cells, which combat infectious diseases and cancer. This program is operated through a joint venture. There is currently litigation between the Company and its principal joint venture partner, which has caused the program to be delayed pending resolution of the litigation.

   The Company is at an early stage of clinical drug development activities, which are required for regulatory approval and drug commercialization. The Company has generated no revenue to date from product sales. The Company does not have any therapeutic products currently available for sale, and none are expected to be commercially available for several years, if at all. There can be no assurance that the research that the Company funds and manages will lead to the development of commercially viable products.

   All new drugs and biological products, including the Company's product candidates, are subject to extensive and rigorous regulation by the federal government, principally the U.S. Food and Drug Administration (the "FDA") under the Federal Food, Drug and Cosmetic Act, and other laws including, in the case of biological products, the Public Health Services Act, and by state and local governments. The Company has not received regulatory approval in the United States or any foreign jurisdiction for the commercial sale of any of its products. To obtain required regulatory approvals for the commercial sale of its products, the Company must demonstrate through clinical trials that such products are safe and effective for use in each target application. The Company's ability to conduct clinical trials and its ability to commercialize its products will depend in part upon its ability to manufacture its products either directly or through third parties at a competitive cost and in accordance with FDA and other regulatory requirements. All the Company's products, including compound DB-289, require clinical testing, regulatory approval and development of marketing and distribution channels, all of which are expected to require substantial additional investment prior to commercialization.

   There can be no assurance that the Company's products will be successfully developed, prove to be safe and effective in human clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs, be eligible for third party reimbursement from governmental or private insurers, be successfully marketed, or achieve market acceptance.

   The Company's ability to commercialize its product candidates will depend in part on the extent to which reimbursement for the costs of such product will be available from government health administration authorities, private health insurers, and others.

STRATEGY

   The Company's long-term strategy for its pharmaceutical program is to develop a broad product line by utilizing the technology for making pharmaceutical dication products, which was developed by affiliated scientists. The scientists affiliated with the Company for this purpose are from the University of North Carolina at Chapel Hill, Duke University, Auburn University, and Georgia State University (collectively, the "Consortium"). The initial two objectives of the pharmaceutical program are to (1) commercialize compounds known as dications in niche markets by gaining fast-track approvals from the U.S. Food and Drug Administration (the "FDA"), and (2) demonstrate the effectiveness of the dication technology and expand the program to identify new potential drugs for other infectious diseases, beginning with the Company's development of a new, orally administered, anti-fungal drug. The Company will continue to develop other treatments for infectious diseases that afflict large populations through funding provided by the Bill and Melinda Gates Foundation and through funding from other grants which the Company will endeavor to obtain.

   The Company's short-term strategy is to (i) further develop compound DB-289, which has shown efficacy against PNEUMOCYSTIS CARINII pneumonia ("PCP"), a specialized form of fungi common in patients with compromised immune systems, and Trypanosomiasis, a parasitic disease; (ii) complete its Phase I human clinical trial of compound DB-289 and begin a Phase II human clinical trial of compound DB-289 for PCP and Trypanosomiasis; and (iii) leverage its resources through strategic joint ventures to quickly and fully develop the Company's product pipeline.

   The Company intends to continue to conduct independent research and to fund research by third parties, and to utilize joint ventures and other forms of collaborative programs for product research, development, testing, manufacturing and marketing. The Company considers its current collaborative relationships significant to the successful development of its business and believes that it will enter into arrangements in the future to research, develop, test, manufacture and market not only the drug product candidates on which it is currently focusing, but also those future drug products which it expects to develop and commercialize.

PHARMACEUTICAL PRODUCTS - DICATIONS

   The Company's pharmaceutical program is based on a technology for the design of a class of pharmaceutical compounds referred to as dications. The technology for developing dications is the result of a research program focused on understanding how dications bind to the DNA of infectious micro-organisms. Dicationic compounds have two positively charged ends held together by a chemical linker. The structure of the compounds, with positive charges on the ends (shaped like molecular barbells), allows them to bind to the negatively charged surface in certain areas of the organism's DNA (like a bandaid), preventing enzymes necessary to sustain the life of the organism from attaching to the DNA's active sites. Research has shown that once a site is occupied by one of these compounds, and a necessary enzyme cannot bind to the DNA, the organism is prevented from dividing, thereby stopping the spread of the related disease by inhibiting or killing the growth of the organism. This may result in the body's return to normal health.

   Pentamidine (a drug marketed by several pharmaceutical companies) was the prototype drug used by researchers at UNC to understand the mechanism by which dications work. Although the people who take this drug sometimes experience toxic side effects, Pentamidine is effective for the treatment of PCP, and it is also used to treat the early stages of Trypanosomiasis (also known as African Sleeping Sickness). Researchers at the University of North Carolina at Chapel Hill discovered that most of Pentamidine's toxic side effects were caused by certain chemical substances formed as the drug breaks down within the body. This discovery led the researchers to design new compounds with more stable molecular structures which, the Company believes, are less likely to break down into toxic substances that may cause side effects. These newly designed compounds proved, in animal studies, to be less toxic and more effective in treating PCP than Pentamidine. The methodology used by these researchers to develop these new compounds evolved into the technology for designing dicationic compounds. The Company believes that pharmaceutical dications can be designed to inhibit the growth of a wide variety of infectious organisms which cause fungal, parasitic, bacterial and viral diseases.

   The Company has an agreement (the "Consortium Agreement") with the University of North Carolina at Chapel Hill ("UNC") acting on behalf of the Consortium (which consists of UNC, Duke University, Auburn University and Georgia State University), and with Pharm-Eco Laboratories, Inc. ("Pharm-Eco"), regarding the continuing development and commercialization of the technology underlying the Company's dicationic product candidates. In addition, license rights to compounds developed by the Consortium prior to 1997, which were previously licensed to Pharm-Eco, are to be transferred to Immtech pursuant to the Consortium Agreement. In accordance with the Consortium Agreement, the Company has contractual rights to the technology for making dicationic pharmaceutical products using an existing library of over 1,000 compounds developed by the Consortium as well as compounds to be developed by the Consortium in the future. The Company considers its relationship with the Consortium, whose members employ many of the world's leading experts in opportunistic infections and in designing drugs using computer modeling to predict how compounds bind to and interact with the DNA of infectious micro-organisms, to be a substantial asset. Members of the Consortium have laboratory testing systems for screening compounds for activity to specific micro-organisms (using both laboratory and animal models). Additionally, Georgia State University has years of experience and proprietary computer modeling technology which can be used to simulate the binding of dicationic compounds to DNA, which facilitates the work of research chemists in designing dicationic compounds to treat specific infections. The Consortium is using the dication technology to design new pharmaceutical compounds, including compound DB-075 and compound DB-289, which the Company is trying to develop into treatments for a wide variety of infectious diseases, as described further below.

   ORAL DRUG DELIVERY

   Researchers within the Consortium have developed a proprietary technology (to which the Company has rights under the Consortium Agreement) for delivering dications orally so that they are able to enter the body's blood circulatory system. Dication compounds as a group have limited oral usefulness due to the positive charges on the outer edges of the molecule, greatly reducing their movement across membranes in the digestive system into the bloodstream. However, the researchers in the Consortium have developed and patented several novel approaches for temporarily masking the positive charges, thereby allowing the molecules to move across the digestive membranes and into the bloodstream. The Consortium's research shows that once the molecules enter the bloodstream, the masking charges are removed by naturally occurring enzymes present in the blood. The Consortium's research further shows that the active drug is thereby effectively released throughout the body and can interact with the infectious micro-organism it is targeted against.

   COMPOUND DB-289

   Compound DB-289 was developed as an oral substitute for the drug Pentamidine, which is currently used to treat PCP and Trypanosomiasis. Pentamidine is administered via slow intravenous infusion or inhalation due to its inability to cross membranes in the digestive system into the bloodstream, and it is generally administered in a hospital setting at substantial cost. Compound DB-289 has had its positive charges neutralized (as described above under "Oral Drug Delivery") to enable compound DB-289 to cross membranes in the digestive system into the bloodstream. Compound DB-289 was also designed with a more stable molecular structure which delivers more drug to the infected site and reduces toxicity to the patient, which toxicity is caused by chemical substances produced when the body breaks down the drug. Once compound DB-289 enters the circulatory system, naturally occurring enzymes in the blood remove the patented masking or neutralizing charges, thereby releasing the active drug. The Company believes that since a drug derived from compound DB-289 could be given orally, patients would be able to take it themselves outside of a hospital setting, which would make it particularly practical for use in third world countries with scarce medical resources, as well as substantially less expensive to use than Pentamidine.

   CRYPTOSPORIDIOSIS PROGRAM

   The Company is developing compound DB-075 to treat Cryptosporidiosis, which is recognized around the world as one of the most common infections of the intestinal tract. Currently, no drug is available in the market to treat this disease. Compound DB-075 is designed to block a key enzyme from attaching to the DNA of the Cryptosporidium micro-organism, thus inhibiting or stopping the growth of the micro-organism. The Company believes that compound DB-075 is unique because it works directly in the intestinal tract with only small amounts being absorbed into the circulatory system, thereby substantially reducing the possibility of adverse side effects.

   ANTI-FUNGAL PROGRAM

   Immtech's primary research focus within the pharmaceutical research program is on the development of a new anti-fungal drug with broad spectrum effectiveness, I.E., effectiveness against the three most common strains of fungi which are Candida, Aspergillus, and Cryptococcus. During 2000 the Company screened a series of new compounds for IN VITRO effectiveness against the three strains of fungi. The researchers identified several new compounds with excellent effectiveness. In addition, a group of compounds were tested in an IN VIVO mouse model and several compounds showed effectiveness against Candida similar to Flucanazol (a drug used to treat fungal disease).

   TUBERCULOSIS PROGRAM

   The World Health Organization has declared tuberculosis a global public health emergency. Tuberculosis is the world's number one killer among infectious diseases and the cause of over 3 million deaths per year. The Center for Disease Control (the "CDC") reports that about 2 billion people, including 15 million Americans, are infected with Mycobacterium tuberculosis ("TB"). The disease is spreading rapidly in Asia, Africa, and South America, and is becoming increasingly problematic in developed countries since the TB bacteria, like all bacteria, over time develops resistance to the drugs used to combat it. Japan recently declared TB as the country's most threatening disease because a large number of the Japanese population is infected with it. Even the U.S. is seeing an alarming trend in TB cases. The combination of the rapid spread of the disease and the development of multi-drug resistance strains of TB makes it a major health threat throughout the world.

   The Company is a party to a collaborative research program with the Institute for Tuberculosis Research at the College of Pharmacy of the University of Illinois at Chicago to screen compounds in an effort to identify new drugs to combat both the common and the drug-resistant strains of TB. The collaborative research efforts are focused on dicationic compounds which bond to the DNA of bacteria and block the flow of life-sustaining enzymes. In the fall of 2000 the Company had IN VIVO tests performed to determine the efficacy of compound DB-289 and several other dication compounds against TB. These tests, conducted in mice, showed that compound DB-289 prevented further growth of the TB bacteria at a dose that was not toxic to the mice.

   TRYPANOSOMIASIS (AFRICAN SLEEPING SICKNESS) PROGRAM

   The World Health Organization estimates that 55 million people in Central Africa are at risk for Trypanosomiasis, a parasitic disease spread by tsetse flies. Based on the last survey conducted by the World Health Organization, it is estimated that there are 300,000 to 500,000 active cases of the disease, with an "epidemic situation" in the sub-Saharan region of Africa.

   Compound DB-289 is an experimental oral treatment for Trypanosomiasis, which in animal studies has shown to be safe and has improved effectiveness when compared to Pentamidine, which is currently the standard treatment for early stages of Trypanosomiasis. Pentamidine, which is administered intravenously, is not a practical drug for use in rural regions of Africa. A new oral treatment for treating Trypanosomiasis is needed to stem the epidemic. Compound DB-289 is currently in a Phase I human clinical trial, and it is planned to commence a Phase II human clinical trial during 2001.

   LEISHMANIASIS PROGRAM

   Leishmaniasis is a parasitic disease that affects more than 15 million people in tropical and arid countries worldwide. Leishmaniasis is caused by a parasite harbored in rodents and certain primates, and is transmitted to humans by sandflies. There are many sub-species of the parasite in different regions of the world, including India, Africa, the Middle East, Russia and South America.

   The Company is part of a research program, sponsored by the Bill and Melinda Gates Foundation through UNC, for developing new drugs for Leishmaniasis that includes The London School of Hygiene and Tropical Medicine, of London, England, Georgia State University, Ohio State, and UNC. Leishmaniasis is also a disease that affects U.S. soldiers sent to regions of the world where the Leishmania parasite is prevalent, which results in soldiers returning home to the U.S. infected with this debilitating disease. The U.S. military could be a potential purchaser of any drug developed by the Consortium to treat this disease. Immtech and the researchers involved in the program are committed to developing a safe and effective oral treatment for this disease.

   CANCER PROGRAM

   The National Cancer Institute has tested over 550 of the Consortium's dication compounds for anti-cancer effectiveness. The results show that approximately 30 dication compounds had effectiveness against different cancer types and that many of these compounds had activity at low doses, indicating that they have the potential to be less toxic to the patient than currently used chemotherapy drugs.

   GRANT FROM THE BILL AND MELINDA GATES FOUNDATION

   In November 2000 the University of North Carolina at Chapel Hill was given a $15.11 million grant from the Bill and Melinda Gates Foundation to develop new drugs for the treatment of Trypanosomiasis (also known as African sleeping sickness) and Leishmaniasis. The grant will fund a research consortium made up of many of the experts in these two diseases. In addition, approximately $10 million of such amount will be paid by UNC to the Company for the purpose of conducting human clinical trials on the compound DB-289 and conducting animal pre-clinical studies and human clinical trials on another compound selected for effectiveness against Leishmaniasis. Through the Consortium Agreement, Immtech has rights to a worldwide license for these compounds that have the potential to be new drugs.

BIOLOGICAL PRODUCTS

   The Company, together with Franklin Research Group, Inc. ("Franklin"), and certain other parties, formed a joint venture named NextEra Therapeutics, Inc. ("NextEra"), to develop therapeutic products for treating cancer and related diseases. The Company and Franklin have a research and funding agreement with NextEra in which Franklin has provided funding of $1,350,000 to NextEra through March 31, 2000, to fund the scale-up of manufacturing and initiation of Phase I clinical trials. The Company has contributed to NextEra its technology relating to its recombinant form of modified blood protein CRP ("rmCRP") as well as use of its current laboratory facilities, in exchange for 330,000 shares of common stock of NextEra. During the year ended March 31, 2000, the Company advanced $135,000 to NextEra to fund its operations. See "Recent Developments."

                                  RISK FACTORS

   An investment in the securities offered hereby (the "Shares") involves a high degree of risk. In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Shares.

THE COMPANY IS A DEVELOPMENT STAGE COMPANY, AND THERE IS NO ASSURANCE THAT THE
  COMPANY WILL SUCCESSFULLY DEVELOP A COMMERCIALLY VIABLE PRODUCT.

   The Company is at an early stage of clinical development activities required for drug approval and commercialization. Since formation in October 1984, the Company has engaged in developing the research programs described in this Prospectus, recruiting outside directors, scientific advisors and key scientists, negotiating and consummating technology licensing agreements, as well as sponsoring various research and development activities. The Company has generated no revenue from product sales. The Company does not have any therapeutic products currently available for sale, and none are expected to be commercially available for several years, if at all. There can be no assurance that the research that the Company funds and manages will lead to the development of commercially viable products.

THE COMPANY HAS A HISTORY OF LOSSES AND ACCUMULATED DEFICITS.  THE COMPANY'S
  FUTURE PROFITABILITY IS UNCERTAIN.

   The Company has experienced significant operating losses since its inception in 1984 and expects to incur operating losses for at least the next several years as the Company expands its research and development and clinical trial efforts. As of September 30, 2000, the Company had an accumulated deficit of $27,640,106.

THE COMPANY'S LATEST ANNUAL REPORT CONTAINS A "GOING CONCERN" QUALIFICATION.

   Included in the Company's latest annual report was the Company's independent auditor's report, dated June 6, 2000, provided on the Company's balance sheet as of March 31, 1999, and 2000, and the related statements of operations, common stockholder investment (deficiency in assets) and cash flows for each of the three years in the period ended March 31, 2000, indicates that the Company is a development stage enterprise and the deficiency in working capital as of March 31, 2000, and the Company's operating losses since inception, raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue to operate will ultimately depend upon the Company attaining profitability and being able to operate profitably on a consistent basis, which will not occur for some time and may never occur. In such a situation, the Company will not be able to continue as a going concern.

THE COMPANY HAS A NEED FOR SUBSTANTIAL ADDITIONAL FUNDS.

   The Company's operations to date have consumed substantial amounts of cash. The negative cash flow from operations is expected to continue and to accelerate in the foreseeable future. Furthermore, if the Company's cash requirements vary materially from those now planned because of results of research and development, results of preclinical and clinical testing, responses to the Company's grant requests, relationships with possible strategic partners, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the FDA regulatory process and other factors, then the Company may require substantially more funds than it currently has available to conduct research and development, preclinical and clinical testing and to manufacture, or to have manufactured by third parties, and market, or to have marketed by third parties, its product candidates. The Company may seek to satisfy its future funding requirements through public or private offerings of securities, by collaborative or other arrangements with major pharmaceutical companies, or from other sources. Additional financing may not be available when needed or may not be available on terms acceptable to the Company. If adequate financing is not available, then the Company may not be able to continue as a going concern, or may be required to delay, scale back or eliminate certain of its research and development programs, to relinquish rights to certain of its technologies or product candidates, to forego desired opportunities, or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop itself. To the extent the Company raises additional capital by issuing equity securities, ownership dilution to the purchasers of the Shares, and to all other stockholders, will result.

THE COMPANY'S ADVANCED PRODUCT CANDIDATES ARE IN EARLY STAGE CLINICAL TRIALS.

   All the Company's more advanced products, including DB-289, require clinical testing, regulatory approval and development of marketing and distribution channels, all of which are expected to require substantial additional investment prior to commercialization. There can be no assurance that the Company's products will be successfully developed, prove to be safe and effective in human clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs, be eligible for third party reimbursement from governmental or private insurers, be successfully marketed, or achieve market acceptance.

THERE ARE SUBSTANTIAL UNCERTAINTIES RELATED TO CLINICAL TRIALS.

   To obtain required regulatory approvals for the commercial sale of its products, the Company must demonstrate through clinical trials that such products are safe and efficacious for use in each target indication.

   The Company may find, at any stage of its research and development, that products which appeared promising in preclinical studies or Phase I and Phase II clinical trials do not demonstrate efficacy in larger-scale clinical trials, and therefore do not receive regulatory approvals. The results from preclinical testing and early clinical trials may not be predictive of results obtained in later clinical trials and large-scale testing. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in various stages of clinical trials, even after promising results had been obtained in earlier trials. Completion of the Company's clinical trials may be delayed by many factors, including slower than anticipated patient enrollment, difficulty in securing sufficient supplies of clinical trial materials or adverse events occurring during clinical trials. Completion of testing, studies and trials may take several years, and the length of time varies substantially with the type, complexity, novelty and intended use of the product. Delays or rejections may be based upon many factors, including changes in regulatory policy during the period of product development. No assurance can be given that any of the Company's development programs will be successfully completed, that any Investigational New Drug application ("IND") filed with the FDA (or any foreign equivalent which may be filed with the appropriate foreign authorities) will become effective, or that additional clinical trials will be allowed by the FDA or other regulatory authorities, or that clinical trials will commence as planned. There have been delays in the Company's testing and development schedules to date and there can be no assurance that the Company's expected testing and development schedules will be met.

THE COMPANY HAS HAD POSSIBLE CONFLICTS OF INTERESTS.

   As of September 30, 2000, Criticare Systems, Inc. ("Criticare"), a significant stockholder of the Company, owned 8.91% of the outstanding shares of common stock of the Company. The former President of Criticare, Gerhard J. Von der Ruhr, served as Chairman of the Company's Board of Directors until his resignation in March, 1999. The current President of Criticare, Emil Soika, served as a director of the Company from March, 1999, to December, 2000. The Company and Criticare have entered into various transactions over the course of the Company's existence, most recently entering into a letter agreement on June 29, 1998, pursuant to which, in return for Criticare agreeing to pay $150,000 to the Company, the Company issued 86,207 shares of common stock to Criticare, granted Criticare an option (which has since expired) to license the Company's patents and know-how relating to rmCRP for applications in treating Sepsis, and assigned its rights to certain diagnostic products relating to diabetes and alcoholism. The Company believes that the foregoing transactions were in its best interests, were on terms no less favorable to the Company than could be obtained from unaffiliated third parties, and were in connection with bona fide business purposes of the Company.

THE COMPANY HAS LIMITED MANUFACTURING CAPABILITY.

   The Company's ability to conduct clinical trials and its ability to commercialize its products will depend in part upon its ability to manufacture its products either directly or through third parties at a competitive cost and in accordance with FDA and other regulatory requirements. The Company currently lacks the facilities and personnel to manufacture products in accordance with Good Manufacturing Practices ("GMP's") as prescribed by the FDA or to produce an adequate supply of compounds to meet future requirements for additional clinical trials and commercialization. There can be no assurance that the Company will be able to acquire such resources at reasonable costs if it develops commercially viable products.

THE COMPANY IS DEPENDENT ON THIRD PARTY RELATIONSHIPS.

   The Company follows a business strategy of utilizing the expertise and resources of third parties in a number of areas, including the manufacture of pharmaceuticals and therapeutics, the conduct of preclinical and clinical trials, and the development and execution of its corporate strategies. This strategy creates risks to the Company by placing critical aspects of the Company's business in the hands of third parties whom the Company may not be able to control. If these third parties do not perform in a timely and satisfactory manner, then the Company may incur additional costs and incur delays in the conduct of its development and clinical programs as it seeks alternate sources of such products and services, if available. Such costs and delays may have a material adverse effect on the Company. The Company has formed NextEra, which is a joint venture corporation with Franklin Research Group, and the success of NextEra is partially dependent on the performance by Franklin Research Group of its obligations to NextEra. See "Recent Developments." The Company has also entered into agreements to secure services and resources from the Consortium and from Pharm-Eco.

   The Company may seek additional third party relationships in certain areas, particularly in situations in which the Company believes that the clinical testing, marketing, manufacturing and other resources of a pharmaceutical company collaborator will enable the Company to develop particular products or geographic markets which are otherwise beyond the Company's resources and/or capabilities. There is no assurance that the Company will be able to obtain any such collaboration, or any other research and development, manufacturing, or clinical trial agreement. The inability of the Company to obtain and maintain satisfactory relationships with third parties may have a material adverse effect on the Company.

THE COMPANY IS UNCERTAIN ABOUT ITS ABILITY TO PROTECT OR OBTAIN NECESSARY
  PATENTS AND PROPRIETARY INFORMATION.

   The pharmaceutical and biotechnology fields are characterized by a large number of patent filings, and a substantial number of patents have already been issued to other pharmaceutical and biotechnology companies. Third parties may have filed applications for or have been issued patents and may obtain additional patents and proprietary rights related to products or processes competitive with or similar to those which the Company is attempting to develop and commercialize. The Company may not be aware of all of the patents potentially adverse to the Company's interests that may have been issued to others. No assurance can be given that patents do not exist, have not been filed, or could not be filed or issued, which contain claims relating to the Company's technology, products or processes. If patents have been or are issued to others containing preclusive or conflicting claims, then the Company may be required to obtain licenses to one or more of such patents or to develop or obtain alternate technology. There can be no assurance that the licenses that might be required for the Company's processes or products would be available on commercially acceptable terms, or at all.

   Because of the substantial length of time and expense associated with bringing new products to the marketplace through the development and regulatory approval process, the biotechnology industry places considerable importance on patent and trade secret protection for new technologies, products and processes. Since patent applications in the United States are maintained in secrecy until patents are issued and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, the Company cannot be certain that it (or any licensor) was the first to make the inventions covered by pending patent applications or that it (or any licensor) was the first to file patent applications for such inventions. The patent positions of vaccine and biotechnology companies can be highly uncertain and involve complex legal and factual questions, and therefore the breadth of claims allowed in vaccine and biotechnology patents, or their enforceability, cannot be predicted. There can be no assurance that any patents under pending patent applications or any further patent applications will be issued. Furthermore, there can be no assurance that the scope of any patent protection will exclude competitors or provide competitive advantages to the Company, that any of the Company's patents that have been issued or may be issued will be held valid if subsequently challenged, or that others, including competitors or current or former employers of the Company's employees, advisors and consultants, will not claim rights in or ownership to the patents and other proprietary rights held by the Company. There can be no assurance that others will not independently develop substantially equivalent proprietary information or otherwise obtain access to the Company's proprietary information, or that others may not be issued patents that may require licensing and the payment of significant fees or royalties by the Company.

   The Company currently licenses several patents and patent applications and other technologies from third parties that are integral to the Company's products and business. The Company's breach of any existing license agreement or the failure to obtain a license to technology required to commercialize its product candidates may have a material adverse effect on the Company.

   The biotechnology industry has experienced extensive litigation regarding patent and other intellectual property rights. The Company could incur substantial costs in defending itself in suits that may be brought against the Company claiming infringement of the rights of others or in asserting the Company's patent rights in a suit against another party. The Company may also be required to participate in interference proceedings declared by the United States Patent and Trademark Office for the purpose of determining the priority of inventions in connection with the patent applications of the Company or other parties.

   Adverse determinations in litigation or interference proceedings could require the Company to seek licenses (which may not be available on commercially reasonable terms) or subject the Company to significant liabilities to third parties, and could therefore have a material adverse effect on the Company. Even if the Company prevails in an interference proceeding or a lawsuit, substantial resources of the Company, including the time and attention of its officers, will be required.

   The Company also relies on trade secrets, know-how and technological advancement to maintain its competitive position. Although the Company uses confidentiality agreements and employee proprietary information and invention assignment agreements to protect its trade secrets and other unpatented know-how, these agreements may be breached by the other party thereto or may otherwise be of limited effectiveness or enforceability.

THE COMPANY'S BUSINESS HAS SIGNIFICANT COMPETITION; THE COMPANY'S PRODUCT
  CANDIDATES MAY BECOME OBSOLETE PRIOR TO COMMERCIALIZATION DUE TO ALTERNATIVE TECHNOLOGIES.

   The biopharmaceutical field is characterized by extensive research efforts and rapid technological progress. Competition from other biotechnology companies, pharmaceutical companies and research and academic institutions is intense. Other companies are engaged in research and product development based on the acute phase response of the immune system; adaptive immune response and antimicrobial compounds. In addition, new developments in molecular cell biology, molecular pharmacology, recombinant-DNA technology and other pharmaceutical processes are expected to continue at a rapid pace in both industry and academia. There can be no assurance that research and discoveries by others will not render some or all of the Company's programs or products noncompetitive or obsolete.

THERE IS NO ASSURANCE THAT THE COMPANY WILL RECEIVE FDA APPROVAL FOR ANY OF ITS
  PRODUCT CANDIDATES; GOVERNMENT REGULATION MAY IMPEDE, DELAY OR PREVENT THE COMMERCIALIZATION OF THE COMPANY'S PRODUCT CANDIDATES.

   All new drugs and biologics, including the Company's product candidates, are subject to extensive and rigorous regulation by the federal government, principally the FDA under the Federal Food, Drug and Cosmetic Act and other laws including, in the case of biologics, the Public Health Services Act, and by state and local governments. Such regulations govern, among other things, the development, testing, manufacture, labeling, storage, premarket clearance or approval, advertising, promotion, sale and distribution of such products. If drug products are marketed abroad, they are subject to extensive regulation by foreign governments. Failure to comply with applicable regulatory requirements may subject the Company to administrative or judicially imposed sanctions such as civil penalties, criminal prosecution, injunctions, product seizure or detention, product recalls, total or partial suspension of production, and FDA refusal to approve pending applications.

   The Company has not received regulatory approval in the United States or any foreign jurisdiction for the commercial sale of any of its products. The process of obtaining FDA and other required regulatory approvals, including foreign approvals, often takes many years and varies substantially based upon the type, complexity and novelty of the products involved and the indications being studied. Furthermore, such approval process is extremely expensive and uncertain. There can be no assurance that the Company's product candidates will be cleared for commercial sale by the FDA or other regulatory agencies in foreign countries. The regulatory review process can take many years and the Company will need to raise additional funds prior to completing such process for its current product candidates. The failure of the Company to receive FDA approval for its product candidates would preclude the Company from marketing and selling its products in the United States. Therefore, the failure to receive FDA approval would have a material adverse effect on the Company. Even if regulatory approval of a product is granted, there can be no assurance that the Company will be able to obtain the labeling claims necessary or desirable for the promotion of such product. FDA regulations prohibit the marketing or promotion of a drug for unapproved indications. Furthermore, regulatory marketing approval may entail ongoing requirements for postmarketing studies. If regulatory approval is obtained, then the Company will be subject to ongoing FDA obligations and continued regulatory review. In particular, the Company or its third party manufacturers will be required to adhere to regulations setting forth GMPs, which require that the Company or third party manufacturers manufacture products and maintain records in a prescribed manner with respect to manufacturing, testing and quality control activities. Further, the Company or its third party manufacturer must pass a preapproval inspection of its manufacturing facilities by the FDA before obtaining marketing approval. Failure to comply with applicable regulatory requirements may result in penalties such as restrictions on a product's marketing or withdrawal of the product from the market. In addition, identification of certain side effects after a drug is on the market or the occurrence of manufacturing problems could cause subsequent withdrawal of approval, reformulation of the drug, additional preclinical testing or clinical trials and changes in labeling of the product.

   Prior to the submission of an application for FDA approval, drugs developed by the Company must undergo rigorous preclinical and clinical testing which may take several years and the expenditure of substantial resources. Before commencing clinical trials in humans, the Company must submit to the FDA and receive clearance of an IND. There can be no assurance that submission of an IND for future clinical testing of any product under development or other future products of the Company would result in FDA permission to commence clinical trials or that the Company will be able to obtain the necessary approvals for future clinical testing in any foreign jurisdiction. Further, there can be no assurance that if such testing of products under development is completed, any such drug compounds will be accepted for formal review by the FDA or any foreign regulatory body, or approved by the FDA for marketing in the United States or by any such foreign regulatory bodies for marketing in foreign jurisdictions. Future federal, state, local or foreign legislation or administrative acts could also prevent or delay regulatory approval of the Company's products.

THE COMPANY IS DEPENDENT ON KEY PERSONNEL.

   The Company's business depends to a significant degree on the continuing contributions of its key management, scientific and technical personnel. There can be no assurance that the loss of certain members of management and scientists would not prevent the Company from executing its business plan. The Company has no key man life insurance policy on any of its executives.

THERE IS UNCERTAINTY REGARDING THE AVAILABILITY OF HEALTH CARE REIMBURSEMENT
  FOR PURCHASERS OF THE COMPANY'S ANTICIPATED PRODUCTS; HEALTH CARE REFORM MAY NEGATIVELY IMPACT THE ABILITY OF PROSPECTIVE PURCHASERS OF POTENTIAL COMPANY PRODUCTS TO PAY FOR SUCH PRODUCTS.

   The Company's ability to commercialize its product candidates will depend in part on the extent to which reimbursement for the costs of such product will be available from government health administration authorities, private health insurers and others. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance of the availability of third-party insurance reimbursement coverage enabling the Company to establish and maintain price levels sufficient for realization of a return on its investment in developing vaccines and biological products. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payors for uses of the Company's products, then the market acceptance of these products would be adversely affected.

   Health care reform proposals have previously been introduced in Congress and in various state legislatures and there is no guarantee that such proposals will not be introduced in the future. The Company cannot predict when any proposed reforms will be implemented, if ever, or the effect of any implemented reforms on the Company's business. There can be no assurance that any implemented reforms will not have a material adverse effect on the Company. Such reforms, if enacted, may affect the availability of third-party reimbursement for products developed by the Company as well as the price levels at which the Company is able to sell such products. In addition, if the Company is able to commercialize products in overseas markets, then the Company's ability to achieve success in such markets may depend, in part, on the health care financing and reimbursement policies of such countries.

THERE IS A RISK OF PRODUCT LIABILITY, AND UNCERTAINTY REGARDING THE AVAILABILITY
  OF PRODUCT LIABILITY INSURANCE ON ACCEPTABLE TERMS.

   The Company's business exposes it to substantial product liability risks. The Company plans to obtain product liability insurance covering the sale of its products prior to their commercial introduction; however, there can be no assurance that the Company will be able to obtain or maintain such insurance on acceptable terms or that any insurance obtained will provide adequate coverage against potential liabilities. Claims or losses in excess of any liability insurance coverage now carried or subsequently obtained by the Company could have a material adverse effect on the Company.

DISCLOSURE REGARDING POTENTIAL FUTURE ACQUISITIONS OR BUSINESS COMBINATIONS.

   Although the Company has no current intentions to acquire other businesses or merge with or into other entities, the trend toward consolidating business operations, seeking economies of scale, diversifying product offerings and pursuing operating synergies is one that currently characterizes many industries, and the biopharmaceutical industry is no exception. If the Company decides to focus on these benefits, then it may decide to pursue an acquisition of another entity or some other form of business combination. If the Company does decide to pursue a transaction of this type, then, except as otherwise required by law, rules or regulations, the Company currently does not intend to provide stockholders with information concerning an acquisition or merger candidate and its business prior to consummation of the transaction. In addition, because the Company has a very large number of authorized but unissued shares of capital stock, the Company may decide to use shares of its capital stock to acquire other businesses. Unless otherwise required by the rules and regulations governing the NASDAQ National Market System, or the Delaware General Corporation Law, the Company may use shares of its capital stock to acquire businesses without stockholder approval.

POTENTIAL ADVERSE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE.

   Sales of common stock (including shares issued upon the exercise of outstanding options and warrants at exercise prices substantially below the closing bid price in January 2001) in the public market after this offering could materially and adversely affect the market price of the Shares. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate.

   As of December 31, 2000, the Company had 5,955,245 shares of common stock outstanding (not including 458,232 shares of common stock subject to outstanding options and 2,025,000 shares of common stock subject to outstanding warrants). Of the shares outstanding, 3,146,823 shares of common stock are freely tradable without restriction. All of the remaining 2,808,422 shares are restricted securities within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

   The Company does not anticipate that an active trading market for the common stock will develop outside the United States. Therefore, any resales of common stock will likely occur on the NASDAQ National Market System.

POTENTIAL ADVERSE EFFECT OF OUTSTANDING COMMON STOCK OPTIONS AND WARRANTS.

   The Company has outstanding options and warrants for shares of its common stock, which may adversely affect the Company's ability to consummate future equity financings. Further, the holders of such warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. To the extent any such options and warrants are exercised, the interests of the Company's stockholders will be diluted.

THE COMPANY DOES NOT PAY DIVIDENDS.

   The Company has never declared or paid dividends on its common stock and does not intend to pay any dividends in the foreseeable future.

THE MARKET PRICE OF THE COMPANY'S COMMON STOCK MAY EXPERIENCE SIGNIFICANT
  VOLATILITY.

   The securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market prices of the common stock of many publicly traded pharmaceutical or biotechnology companies have in the past been, and can in the future be expected to be, especially volatile. Announcements of technological innovations or new products by the Company or its competitors, developments or disputes concerning patents or proprietary rights, publicity regarding actual or potential clinical trial results relating to products under development by the Company or its competitors, regulatory developments in both the United States and foreign countries, delays in the Company's testing and development schedules, public concern as to the safety of vaccines or biological products and economic and other external factors, as well period-to-period fluctuations in the Company's financial results, may have a significant impact on the market price of the common stock. The realization of any of the risks described in these "Risk Factors" could have a significant and adverse impact on such market prices.

THERE ARE LIMITATIONS ON THE LIABILITY OF THE COMPANY'S DIRECTORS, AND THE
  COMPANY MAY HAVE TO INDEMNIFY ITS OFFICERS AND DIRECTORS IN CERTAIN INSTANCES.

   The Company's Certificate of Incorporation limits, to the maximum extent permitted by the Delaware General Corporation Law (the "Delaware Law"), the personal liability of directors for monetary damages for breach of their fiduciary duties as directors. The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. The Company has entered into indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware Law. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.
Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation, against expenses actually and reasonably incurred in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Company's Certificate of Incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director's breach of the duty of care.

                               RECENT DEVELOPMENTS

   On or about June 15, 2000, Technikrom, Inc. ("Technikrom"), filed a claim against the Company with the American Arbitration Association in Chicago, Illinois. In that proceeding, Technikrom seeks to recover $124,000 in fees, interest and costs for certain method development services provided to the Company relating to the purification of a protein known as rmCRP. The Company intends to vigorously defend the action and has filed a counterclaim against Technikrom for fraudulent inducement of contract which seeks compensatory damages of at least $224,000, plus interest and costs. The Company has also sought a declaratory judgment that Technikrom, inter alia, failed to use its best efforts to develop a purification method within the time parameters set by the parties. The parties have engaged an arbitrator and are proceeding with the arbitration process.

   In August, 2000, the Company received two Small Business Innovative Research ("SBIR") grants from The National Institute of Health for an aggregate of approximately $831,000. The first was a grant for "New Broad Spectrum Drugs for Opportunistic Infections." The second was a grant for "Novel Prodrugs for the Treatment of Opportunistic Infections."

   On August 18, 2000, the Company became a party to a legal proceeding in the Court of Chancery of the State of Delaware, in and for New Castle County by Pharm-Eco Laboratories, Inc., a California corporation ("Pharm-Eco").

Pharm-Eco amended its complaint on August 21, 2000, to add two individuals, David J. Wade ("Wade") and Richard Gabriel ("Gabriel"), as co-plaintiffs. Each of Wade and Gabriel are senior executives of Pharm-Eco and indirect beneficial owners of Pharm-Eco. Among other relief, Pharm-Eco seeks a declaration from the court that the shares of the Company's common stock that Pharm-Eco was issued in July, 1999 (collectively, the "Pharm-Eco Shares"), are freely tradable pursuant to Rule 144 under the Securities Act ("Rule 144"). The Pharm-Eco Shares were issued to Pharm-Eco pursuant to the Consortium Agreement. The Company believes that Pharm-Eco's claims are meritless and that the Pharm-Eco Shares are not yet tradable pursuant to Rule 144 because Pharm-Eco has failed to comply with the Consortium Agreement by failing to give the Company all of the consideration to which the Company is entitled. The Company is vigorously defending the proceeding, and has filed a counterclaim against Pharm-Eco and certain other parties. The Company has filed a Motion for Summary Judgement. The plaintiffs are opposing the motion, but have not filed a counter-motion. A trial date for the proceeding has been set for March, 2001.

   On August 29, 2000, the Company signed a research agreement with the London School of Hygiene and Tropical Medicine at the University of London to study the activity of a new series of dication compounds against Leishmaniasis, a parasitic disease spread by sandflies. The dication compounds will be screened for activity in an IN VIVO study against several strains of Leishmania.

   In September, 2000, the Company entered into a collaborative research program with the Institute for Tuberculosis Research at the College of Pharmacy at the University of Illinois at Chicago to screen compounds, focusing on dicationic compounds, for the potential as a new drug for the treatment of common and drug-resistant Mycobacterium Tuberculosis.

   On October 13, 2000, the Company received regulatory approval in Germany to begin Phase I human clinical trials in Germany for DB-289.

   In November, 2000, the University of North Carolina at Chapel Hill was given a $15.11 million grant from the Bill and Melinda Gates Foundation to develop new drugs for treatment of Trypanosomiasis (also known as African sleeping sickness) and Leishmaniasis. The grant will fund a research consortium made up of many of the experts in these two diseases. In addition, approximately $10 million of such amount will be paid by UNC to the Company for the purpose of conducting human clinical trials on the drug DB-289 and on a new drug for Leishmaniasis. Through the Consortium Agreement, Immtech has rights to a world wide license for these drug compounds.

                           FORWARD-LOOKING STATEMENTS

   Certain statements contained in this prospectus and in the documents incorporated by reference herein, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of predictive, future-tense or forward-looking terminology, such as "believes," "anticipates," "expects," "estimates," "may," "will" or similar terms. Forward-looking statements also include projections of financial performance, statements regarding management's plans and objectives and statements concerning any assumption relating to the foregoing. Certain important factors regarding the Company's business, operations and competitive environment which may cause actual results to vary materially from these forward-looking statements are discussed above under the caption "Risk Factors."

                                 USE OF PROCEEDS

   The Company will not receive any of the proceeds from the sale of the Shares offered hereby.

                              SELLING STOCKHOLDERS

   On December 8, 2000, pursuant to certain Subscription Agreements between the Company and the Selling Stockholders (the "Subscription Agreements"), the Selling Stockholders purchased 584,250 shares of the Company's common stock and paid the Company approximately $4,674,000.

   Pursuant to the Subscription Agreements, the Company agreed to register the resale by the Selling Stockholders of the Shares issued within 45 days of the closing date. The registration statement is to be at the Company's expense. The registration statement, of which this prospectus is a part, is being filed pursuant to such Subscription Agreements. The following table sets forth for each Selling Stockholder the total number of shares of common stock being offered in this offering. Because the Selling Stockholders may offer all, some or none of their Shares, the Company cannot provide a definitive estimate as to the number of shares of common stock that they will hold after such offering. The following table has been prepared on the assumption that all shares of common stock offered under this prospectus will be sold. None of the following Selling Stockholders are or were directors or officers of, or have or have had any material relationship with, the Company, any of its predecessors, or any of its affiliates over the past three years.


                                                                                                     PERCENTAGE OF
                                                                                                       AGGREGATE
                                                                                                      OUTSTANDING
                                        NUMBER OF SHARES OF     NUMBER OF                              SHARES OF
                                            COMMON STOCK        SHARES OF     NUMBER OF SHARES OF     COMMON STOCK
                                         BENEFICIALLY OWNED    COMMON STOCK       COMMON STOCK        BENEFICIALLY
                                         IMMEDIATELY PRIOR    TO BE SOLD IN    BENEFICIALLY OWNED   OWNED AFTER THE
                 NAME                     TO THE OFFERING      THE OFFERING    AFTER THE OFFERING       OFFERING
-----------------------------------    --------------------   --------------  -------------------   ---------------
China Dragon Limited                          290,000            290,000               0                   0
Vivienne Lee                                   51,000             51,000               0                   0
Michael L. Keiser & Rosalind C.                25,000             25,000               0                   0
Keiser Charitable Trust
Frederick W. Wackerle                          40,000             25,000          15,000                 .25%
Rick Kash                                      59,233             20,000          39,233                 .66%
Lau Ching Yin Judy /Chan Chee Wing             20,000             20,000               0                   0
Chan Tak Chi William                           20,000             20,000               0                   0
Bernard K. Chiu                                20,000             20,000               0                   0
Jerome A. Grossman                             12,500             12,500               0                   0
Falcone Ltd. Partnership                       12,500             12,500               0                   0
Peter F. Drake                                 12,500             12,500               0                   0
Kevin Bowen                                    12,000             12,000               0                   0
Happy Results Limited                          65,000             10,000          55,000                 .92%
John M. Kelly                                  10,000             10,000               0                   0
Cheung Shuk Kwan                               10,000             10,000               0                   0
Stephen D. Chubb                                6,250              6,250               0                   0
Robert H. Lessin Venture Capital, LLC           6,250              6,250               0                   0
Robert D. Scallan                               6,250              6,250               0                   0
Dr. Levi Hong Kaye Lee                          4,000              4,000               0                   0
Cheng Ching Jung                                4,000              4,000               0                   0
Lau Chu                                         2,000              2,000               0                   0
Cheung Yuk Chor Dickie                          2,000              2,000               0                   0
Lee Shun Lung                                   1,000              1,000               0                   0
Chan Kin Man                                    1,000              1,000               0                   0
Clarence E. McFeely                             1,000              1,000               0                   0


                              PLAN OF DISTRIBUTION

   The Company will pay all costs and expenses incurred in connection with the registration of the Shares offered by this prospectus. Any brokerage commissions and similar selling expenses attributable to the sale of Shares will be borne by the Selling Stockholders. Sales of Shares may be effected by the Selling Stockholders at various times in one or more types of transactions (which may include block transactions) on the NASDAQ National Market System at the market price prevailing at the time of each sale or at a negotiated price. Such transactions may or may not involved brokers or dealers. To the Company's knowledge, the Selling Stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sales of Shares by the Selling Stockholders.

   The Selling Stockholders may sell Shares directly to purchasers or to or through broker-dealers, who may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or purchasers of the Shares. This compensation may be in excess of customary commissions.

   The Company has agreed to indemnify certain of such Selling Stockholders and such Selling Stockholders' respective officers, directors, employees and agents, and each person who controls such Selling Stockholders, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Such Selling Stockholders have agreed to indemnify Immtech and its directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

   The Selling Stockholders and any broker-dealers that act in connection with the sale of Shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by all broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

   The Selling Stockholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided such sales meet the criteria and conform to the requirements of that Rule.

                            DESCRIPTION OF SECURITIES

GENERAL

   The authorized capital stock of the Company consists of (i) 30,000,000 shares of common stock, $0.01 par value per share, of which 5,955,245 (not including outstanding options and warrants) shares were issued and outstanding as of December 31, 2000, and (ii) 5,000,000 shares of preferred stock, $0.01 par value per share, of which no shares were issued and outstanding.

   The following summary of the respective rights of the holders of the capital stock of the Company is qualified in its entirety by reference to the Company's Certificate of Incorporation and its Bylaws, as amended to date, where such rights are set forth in full, copies of which are incorporated by reference into the Registration Statement of which this Prospectus is a part.

COMMON STOCK

   Subject to the rights of the holders of any preferred stock which may be then outstanding, each holder of common stock is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, dissolution or winding up of the Company, to share pro rata in any distribution of the Company's assets after payment or providing for the payment of all liabilities and the liquidation preference of any outstanding preferred stock. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights or pre-emptive rights to purchase or subscribe for any shares of common stock or other securities of the Company. The shares of common stock have no conversion rights, are not subject to redemption and are not subject to further calls or assessments. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

   The Board of Directors is authorized, without any action required of the stockholders, to provide for the issuance of one or more series of preferred stock and to fix the designations, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof, including, without limitation, the dividend rate, voting rights, conversion rights, redemption price and liquidation preference per series of preferred stock. Any series of preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts to be distributed upon liquidation, dissolution or winding up of the Company. There are no agreements for the issuance of preferred stock and the Board of Directors has no present intent to issue any preferred stock. The existence of authorized but unissued preferred stock may enable the Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of the Company.

TRANSFER AGENT, REGISTRAR AND WARRANT AGENT

   The transfer agent and registrar for the common stock of the Company and the warrant agent for outstanding warrants is ComputerShare Investor Services, successor in interest to Harris Trust and Savings Bank.

CERTAIN PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW

   Generally, Section 203 of the Delaware General Corporation Law (the "Delaware Law") prohibits a publicly held Delaware corporation from engaging in a broad range of business combinations with an "interested stockholder" (defined generally as a person owing 15% or more of the corporation's outstanding voting stock) for three years following the date such person became an interested stockholder unless (i) before the person becomes an interested stockholder, the transaction resulting in such person becoming an interested stockholder or the business combination is approved by the board of directors of the corporation,
(ii) upon consummation of the transaction resulting in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation or shares held by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender offer or exchange offer), or (iii) on or after such date on which such person became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock excluding shares owned by the interested stockholders. The restrictions of Section 203 do not apply, among other reasons, if a corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote. Moreover, an amendment so adopted is not effective until twelve months after its adoption and does not apply to any business combination between the corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. The Company's Certificate of Incorporation and Bylaws do not currently contain any provisions electing not to be governed by Section 203 of the Delaware Law.

   Section 203 of the Delaware Law may discourage persons from making a tender offer for or acquisitions of substantial amounts of the common stock. This could have the effect of inhibiting changes in management and may also prevent temporary fluctuations in the common stock that often result from takeover attempts.

   Section 228 of the Delaware Law allows any action that is required to be or may be taken at a special or annual meeting of the stockholders of a corporation to be taken without a meeting with the written consent of holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, provided that the certificate of incorporation of such corporation does not contain a provision to the contrary. The Company's Certificate of Incorporation contains no such provision, and therefore stockholders holding a majority of the voting power of the common stock will be able to approve a broad range of corporate actions requiring stockholder approval without the necessity of holding a meeting of stockholders.

   Certain provisions of the Company's Bylaws may have the affect of discouraging certain types of transactions that may involve an actual or threatened change of control of the Company and encouraging any person who might seek to acquire control of the Company to negotiate with the Company's Board of Directors.

                             REPORTS TO STOCKHOLDERS

   Stockholders of the Company will be furnished with annual reports containing audited financial statements of the Company and such other interim reports as the Company may determine.

                         SHARES ELIGIBLE FOR FUTURE SALE

   As of December 31, 2000, the Company had 5,955,245 shares of common stock outstanding. Of the shares outstanding, 3,146,823 shares of common stock are freely tradable without any restrictions. All of the remaining 2,808,422 shares are restricted securities within the meaning of the Securities Act. RADE Management Corporation, a stockholder, has agreed to lock up the 975,000 warrants it had received (some of which it has since transferred to others) for a minimum of twenty-four months from the date of the Company's initial public offering, or until April 29, 2001.

   In general, under Rule 144, as amended, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least one (1) year (including the contiguous holding period of any prior owner except an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of common stock (approximately 59,500 shares as of December 31, 2000), or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain requirements as to manner of sale, the filing of a notice with the Securities and Exchange Commission, and the availability of public information concerning the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the three (3) months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two (2) years (including the contiguous holding period of any prior owner except an affiliate) would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

   Beginning early August, 1999, each employee, officer or director of or consultant to the Company who purchased their shares pursuant to a written compensatory plan or contract has been entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions.

   Sales of substantial amounts of the common stock of the Company in the public market could adversely affect prevailing market prices for the common stock and the ability of the Company to raise equity capital in the future.

                                  LEGAL MATTERS

   Legal matters in connection with the validity of the common stock offered hereby will be passed upon for the Company by Cadwalader, Wickersham & Taft, New York, New York.

                                     EXPERTS

   The financial statements as of March 31, 2000, and for each of the three years in the period ended March 31, 2000, included by reference in this Prospectus and the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern.) Such financial statements have been included by reference based upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    GLOSSARY

   As used in this Prospectus, the following terms have the meanings set forth below.

Acute phase response            The term used to describe a vast number of
                                systemic and metabolic changes occurring in the body immediately after and within the first few days of any event which threatens the integrity of healthy tissues.

AIDS                            Acquired immune deficiency syndrome.

Antigen A substance recognized by (reacting with) an antibody.

Candida albicans A common, yeast-like fungus, normally found in the mouth, digestive tract, vagina, and on the skin of healthy persons. Can cause infections of internal organs.

CDC                             The Center for Disease Control.

Cryptococcus neoformans         A yeast-like fungus that spreads through the
                                lungs to the brain, skin, bones and urinary tract.

Cryptosporidium parvum          A parasite that is commonly found in the
                                intestinal tract of mammals that, in immune suppressed individuals, can cause chronic, profuse, watery diarrhea accompanied by fever, marked weight loss, and enlarged lymph nodes.

DB-075 A drug for the treatment of Cryptosporidium. The drug is unique because it will work directly in the digestive tract and not be absorbed into the circulatory system, substantially reducing the possibility of adverse side effects.

DB-289 The designation given to the Company's lead pro-drug, which can be administered orally.

Diabetes A chronic disease characterized by abnormal insulin secretion from the pancreas. This causes problems in the metabolism of glucose (sugar).

DNA A type of molecule made up of polymerized deoxyribonucleotides linked together by phosphate bonds. The sequence of nucleotides in the polymer contains the basic information of life.

FDA                             U.S. Food and Drug Administration.

GMP                             Good Manufacturing Practices.

HIV Human immunodeficiency virus (the virus that causes AIDS).

IND Investigational New Drug Application - a document required to be filed with the FDA prior to performing clinical studies on human subjects in the United States.

IN VITRO                        Occurring in a contained  artificial test system
                                (i.e., in a test tube).

IN VIVO                         Occurring inside the body.

Leismaniasis                    An infection caused by a protozoal parasite that
                                affects the skin and abdominal organisms, causing ulcers or skin disorders that resemble leprosy.

Mycobacterium tuberculosis      A bacterial infection that is transmitted by
                                breathing in, or eating infected droplets, usually affecting the lungs, although infection of other organ systems can occur.

PCP                             Pneumocystis carinii pneumonia.

Pentamidine                     An antiprotozoal drug having two positive
                                charges (i.e., "di cations"), used to treat
                                Pneumocystis carinii pneumonia, Leismaniasis, and Trypanosomiasis. The drug is very difficult to deliver and is potentially toxic if not administered properly.

Phase I Clinical testing time in which the safety and pharmacological profile of a new drug is established in humans.

Phase II Clinical testing time in which the effectiveness of a new drug is established in humans. This includes establishing the dose amount and frequency required to achieve a therapeutic effect, the metabolic rate of the administered drug, and the toxicity profile in specific patient populations.

Pneumocystis carinii pneumonia  (PCP) A type of lung infection found rarely in the general population but which may occur in immune suppressed patients. Approximately 80% of all AIDS patients get PCP at some time during the course of the AIDS disease.

Sepsis A severe bacterial infection involving the blood stream.

TB                              Mycobacterium tuberculosis.

Trypanosomiasis                 An infection caused by a protozoal parasite and
                                transmitted usually by insect bites. Also known as African Sleeping Sickness.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table sets forth the Company's estimates of the expenses to be incurred by it in connection with the offering of the shares of common stock being offered hereby:

SEC Registration Fee:                             $ 1,506.27

Printing expenses:*                               $ 5,000.00

Legal fees and expenses:*                         $50,000.00

Accounting fees and expenses:*                    $ 5,000.00

Miscellaneous expenses:*                          $ 5,000.00
                                                   =========
TOTAL:                                            $66,506.27

------------
* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   LIMITATION OF DIRECTOR'S LIABILITY

   The Bylaws of the Company (the "Bylaws") eliminates the liability of directors to the fullest extent permissible under Delaware law. Delaware law permits a corporation to limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of certain fiduciary duties as a director, provided that the director's liability may not be eliminated or limited for: (a) breaches of the director's duty of loyalty to the corporation or its shareholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. A director's liability may also not be limited for violation of, or otherwise relieve the corporation or its directors from the necessity of complying with, federal or state securities laws or affect the availability of non-monetary remedies such as injunctive relief or rescission.

   INDEMNIFICATION OF OFFICERS AND DIRECTORS

   The Company's Bylaws relating to indemnification require that the Company indemnify its directors and its executive officers to the fullest extent permitted under Delaware law, provided that the Company may modify the extent of such indemnification by individual contracts with its directors and executive officers, and provided further, that the Company will not be required to indemnify any director or executive officer in connection with a proceeding initiated by such person, with certain exceptions. Delaware corporate law, the Company's Bylaws, as well as any indemnity agreements, may also permit indemnification for liabilities arising under the Securities Act or the Securities Exchange Act of 1934, as amended.

   The Board of Directors has been advised that, in the opinion of the Securities and Exchange Commission, indemnification of liabilities arising under the Securities Act is contrary to public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director or officer of the Company in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the Shares being registered hereby, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and such claim for indemnification will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   See Exhibit Index.

ITEM 17.  UNDERTAKINGS.

   The undersigned Company hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement, shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to Item 15 of Part II of the Registration Statement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and such claim for indemnification will be governed by the final adjudication of such issue.

ITEM 27.  EXHIBITS.

EXHIBIT       DESCRIPTION
-------       -----------

4.1(3)        Form of Common Stock Certificate.

5.1(5)        Opinion of Cadwalader, Wickersham & Taft.

23.1(5)       Consent of Deloitte & Touche LLP.

23.2(5)       Consent of Cadwalader, Wickersham & Taft (included in Exhibit
              5.1).

24.1(4)       Powers of Attorney (included on signature page).

------------

(1) Included with the Company's Registration Statement on Form SB-2 (Registration Statement No. 333-64393), as filed with the Securities and Exchange Commission on September 28, 1998.

(2) Included with Amendment No. 1 to the Company's Registration Statement on Form SB-2 (Registration Statement No. 333-64393), as filed with the Securities and Exchange Commission on February 11, 1999.

(3) Included with Amendment No. 2 to the Company's Registration Statement on Form SB-2 (Registration Statement No. 333-64393), as filed with the Securities and Exchange Commission on March 30, 1999.

(4) Filed herewith.

(5) To be filed by amendment.

                                   SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, on January 22, 2001.

                                      IMMTECH INTERNATIONAL, INC.



                                      By: /s/ T. Stephen Thompson
                                          --------------------------------------
                                          Name:  T. Stephen Thompson
                                          Title: President, Chief Executive
                                                 Officer and Director

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints T. Stephen Thompson his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signatures                               Title



By:    /s/ T. Stephen Thompson           President, Chief Executive Officer
   ------------------------------------  and Director
          T. Stephen Thompson               (Principal Executive Officer)




           /s/ Gary C. Parks             Chief Financial Officer, Treasurer
   ------------------------------------  and Secretary
             Gary C. Parks                  (Principal Financial and Accounting
                                             Officer)



      /s/ Byron E. Anderson, Ph.D.       Director
   ------------------------------------
        Byron E. Anderson, Ph.D.



       /s/ Harvey R. Colten, M.D.        Director
   ------------------------------------
         Harvey R. Colten, M.D.



           /s/ Eric L. Sorkin            Director
   ------------------------------------
             Eric L. Sorkin



By:     /s/ T. Stephen Thompson
   ------------------------------------
          T. Stephen Thompson
            Attorney-In-Fact

                                INDEX TO EXHIBITS
                                -----------------

EXHIBIT       DESCRIPTION
-------       -----------

4.1(3)        Form of Common Stock Certificate

5.1(5)        Opinion of Cadwalader, Wickersham & Taft

23.1(5)       Consent of Deloitte & Touche LLP

23.2(5)       Consent of Cadwalader, Wickersham & Taft (included in Exhibit 5.1)

24.1(4)       Powers of Attorney (included on signature page)

(1) Included with the Company's Registration Statement on Form SB-2 (Registration Statement No. 333-64393), as filed with the Securities and Exchange Commission on September 28, 1998.

(2) Included with Amendment No. 1 to the Company's Registration Statement on Form SB-2 (Registration Statement No. 333-64393), as filed with the Securities and Exchange Commission on February 11, 1999.

(3) Included with Amendment No. 2 to the Company's Registration Statement on Form SB-2 (Registration Statement No. 333-64393), as filed with the Securities and Exchange Commission on March 30, 1999.

(4) Filed herewith.

(5) To be filed by amendment.

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                                                 IMMTECH INTERNATIONAL,
                                                          INC.



                                                     584,250 SHARES
                                                      COMMON STOCK

                                              ----------------------------------
                                                         PROSPECTUS
                                              ----------------------------------




                                                    JANUARY 22, 2001














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